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                            Quinn & Associates, LLP
                    11400 W. OLYMPIC BOULEVARD SECOND FLOOR
                       LOS ANGELES, CALIFORNIA 90064-1544
                            TELEPHONE (310) 914-0161
                               FAX (310) 914-0162

March 24, 1997

Atlantic Central Enterprises Limited
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda


Re: Atlantic Central Enterprises, Limited
    Registration Statement on Form S-8

Gentlemen:

        At your request, we have examined the Registration Statement, on Form S-8 together with exhibits thereto, to be filed by you relating to the registration of 150,000 shares of Common Stock, par value $.001 per share (the "Common Stock") issuable in connection with the Atlantic Central Enterprises, Limited, a Bermuda corporation (the "Company") Consulting/Compensation plan. We are familiar with the proceedings taken and to be taken by the Company in connection with the issuance of shares of Common Stock under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

        Based on the foregoing it is our opinion that the shares of Common Stock of the Company to be issued pursuant to such plan have been duly authorized, and that such Common Stock, when issued in accordance with the terms of the plan will be legally and valid issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,

Quinn & Associates, LLP

/s/ KEVIN J. QUINN
    -------------------
    Kevin J. Quinn



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